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Rice Alliance for Technology and Entrepreneurship

Accelerating the Energy Transition

Nazeer Bhore

May 18, 2021

Brad Burke—Rice Alliance: Thanks Robert. Nazeer you want to go next from Exxon Mobil?

Nazeer Bhore—ExxonMobil: Let’s see, my name is Nazeer Bhore for Exxon Mobil and the head of the technology scouting and ventures organization. I’m not sure who gets the prize for being longest because if you look at the longest Exxon probably started in this in the 1970s.

But then we had a long hiatus away, in which case Robert and Kemal have to fight it out as to who is the longest. I’ll step back.

We are, this is a pretty nascent group, we have been three years in existence. I would just say that we are looking for outside in technologies practices and business models for ExxonMobil’s current and emerging businesses. Since the title is about energy transition, I would say the number one area for us is greenhouse gas emissions and sustainability. Elements included in this are scope one, scope two emissions, concepts for scope three emissions, circular economy, CCUS, hydrogen, nature based solutions, all of them are in the mix.

In the core space we look at the oil value chain, growing natural gas demand, reliability of our assets and our operations, and end-to-end capital projects, those are the areas in the domains that we look at.

We are a group of about 12 people spread out all over the world, and we have the get engaged in incubation and done work with the business units to get into the acceleration mode of these startups. We don’t have a fund allocated to it, so we just do it off the balance sheet and typically we are in stage B/stage C, is where our interests lies.

Back to you, Brad.

***

I think our North Star has always remained the same, but you know our intensity and maybe the balance between core and emerging has shifted more towards emerging. That’s a function as many of Kemal and so on, and Robert have talked about it’s the, the function of policy, as well as the evolution of internal organization. So they’ve always been embedded a lot in the very front end of R&D, but that has happened in the last three or four or five years and we’ve become more granular in our plans for reducing and adopting and adapting new technologies and business models for greenhouse gas emissions.

Probably the biggest milestone is that recently announced a new business called Low Carbon Solutions at ExxonMobil. This a milestone within ExxonMobil, which has been tasked for commercializing and bringing to market, both internal and external technologies.

And what has led to this is that for the last three years we have been assessing the concept of a multi user CCS hubs in industrial areas which are located near geological storage sites, you know, an example of that is depleted oil and gas recent reservoirs.

Given where society is, where the innovation systems are, we believe that this is the right time for a large scale collaboration between government, private industry, academia and local communities to create innovation zones approach. A kind of innovation zone approach to dramatically accelerate decarbonization, in this case it CCS projects or CCS type projects for hard to decarbonize sectors. That’s just one example, so our focus has shifted from the front end to all along the pipeline, particularly you know, kind of multi user hub concepts for CCS, and maybe for other areas too, that we can cover later.

***

Yes.

Multi company and multi industry.

***

Yeah when it comes to technology, I always remind myself that technology goes through a long winding unknown period of gestation. And then some discontinuity occurs, or something happens and it takes off. Exactly when it takes off, I wish I’d known. I would not be working, I would be somewhere on a beach.

But you know, I would just remind people that the recent COVID related mRNA technologies are a classic example. For 20 years it was around without applications. In fact, if you look at NBS (Nature Based Solutions) some of the NBS leads work came out of our funding in Stanford for 10 years in the global climate and energy project, rom the 2005 to 15, so there’s long gestation periods, but what is clear is the mind faces, which are productive: material science, advanced digitization, biology, whether it’s genetics seeds for solid carbon and others, also the intersection of energy technology and circular economy is where the kind of the benefits pile on and push it over the edge in terms of getting on a learning curve.

So these are some areas of technologies that we are excited about, but just to be practical, I always find never discount energy efficiency as the cheapest form of energy. Every time we have looked at energy transition historically, energy efficiency always has 50%, 30%, 70% of the contribution so it’s, not a single silver bullet there’ll be many bullets in it, but combined it will contribute a big part of the solution.

***

I would say the reason COVID has really caused a step jump in digitalization because all the reasons why we could not do digitalization, now we were forced to do it. And our journey on digitalization is probably five to 10 times faster than what it was pre COVID. And that’s really because of we had no choice, except to do it.

***

I think, just like real estate, it’s location location, location, and Houston is where a lot of industrial sources of CO2 was there, Houston is where there is lot of CO2 storage capacity is there and Houston is where the talent for incubation and acceleration for hard-tech. So I am really excited.

In fact I think it was Bob Metcalfe, who is the professor of innovation at UT Austin who said, you know, next a big energy innovation is likely to come out of the Houston/Austin corridor, and you know I would trust Bob Metcalf, one of the founders of Ethernet, before others. There is a lot of things going on for Houston because, once the concept is proven like CCS Hub, then it could be replicated to other hubs around the world.

***

I mean, I would just say that, look energy is a is a commodity, so you have to just be aware of it, and really focus ruthlessly on the use case but keep commodity nature, as well as scale in mind.

As you look at companies look at how many adjacencies away from their current business model, because that will give you a glimpse on how difficult it is going to be inside the company.

So that’s a reasonable way to test the difficulty of making a case inside the company. We have been we have been brutally honest with people as to how many steps for them away from our current business model as an example.

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